Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-260008) of IonQ, Inc.;

(2)

Registration Statement (Form S-8 No. 333-261737) of IonQ, Inc. pertaining to the IonQ, Inc. 2021 Equity Incentive Plan, the IonQ, Inc. 2021 Employee Stock Purchase Plan and the IonQ, Inc. 2015 Equity Incentive Plan; and

(3)	Registration Statement (Form S-8 No. 333-266889) of IonQ, Inc. pertaining to the IonQ, Inc. 2021 Equity Incentive Plan;

of our report dated March 30, 2023, with respect to the consolidated financial statements of IonQ, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Tysons, Virginia

March 30, 2023